Independent Auditors' Consent



To the Shareholders and Board of Trustees of Consulting Group Capital Markets Funds:

We consent to the incorporation by reference, with respect to the portfolios listed below for the Consulting Group Capital Markets Funds (the Funds), in this Prospectus and Statement of Additional Information, of our report dated October 15, 1999, on the statement of assets and liabilities as of August 31, 1999 and the related statement of operations for the year then ended, the statements of changes in net assets for each of the years in the two-year period then ended and the financial highlights for each of the years in the five-year period then ended. These financial statements and financial highlights and our report thereon are included in the Annual Report of the Funds as filed on Form N-30D.

We also consent to the references to our firm under the headings "Financial Highlights" in the Prospectus and "Auditors" in the Statement of Additional Information.

Portfolio

Government Money Investments
High Yield Investments
Intermediate Fixed Income Investments
Long Term Bond Investments
Municipal Bond Investments
Mortgage Backed Investments
Balanced Investments
Large Capitalization Value Equity Investments
Large Capitalization Growth Investments
Small Capitalization Growth Investments
Small Capitalization Value Equity Investments
International Fixed Income Investments
Emerging Markets Equity Investments
International Equity Investments
Multi Sector Fixed Income Investments



KPMG LLP
New York, New York
December 21, 1999